EXHIBIT 99.1

Willis Lease Finance Corporation Reports First Quarter Pretax Profit of $9.6 Million

NOVATO, Calif., May 07, 2018 (GLOBE NEWSWIRE) -- Willis Lease Finance Corporation (NASDAQ:WLFC) today reported a pre-tax profit of $9.6 million in the first quarter of 2018. The Company achieved record quarterly lease rent revenue of $39.6 million in the period driven by 86% average utilization of a portfolio that grew 9.2% to $1.466 billion at quarter-end compared to $1.343 billion at December 31, 2017. Aggregate lease rent and maintenance reserve revenues were $55.1 million for the first quarter 2018. Diluted weighted average earnings per common share was $1.00 for the three months ended March 31, 2018.

“We have continued to maintain strong lease engine utilization while growing the portfolio with the purchase of modern new engines,” said Charles F. Willis, Chairman and CEO.  “We plan to maintain strong utilization while growing not only the lease engine portfolio but also our surplus material, asset management and consultancy businesses.”

“The first quarter of 2018 was marked by a tremendous amount of activity across the Platform, including in leasing, acquisitions, spare parts sales and our asset management and services businesses and our people have done a tremendous job managing all of this activity,” said Brian R. Hole, President. “We, and our customers, are very fortunate to have such a dedicated and talented group of professionals leading this Company forward.”

First Quarter 2018 Highlights (at or for the periods ended March 31, 2018, as compared to March 31, 2017, and December 31, 2017):

  Lease rent revenue achieved a record quarterly high of $39.6 million in the first quarter of 2018; 31.1% growth from $30.2 million in the same quarter of 2017.
  Quarterly Maintenance reserve revenue decreased by $16.5 million due to fewer long-term leases expiring as compared to the prior year period.
  Spare parts and equipment sales decreased as there were no equipment sales in the current period, compared to $6.4 million in the first quarter of 2017.
  General and administrative expenses increased, primarily due to costs associated with transitioning employees to our new Coconut Creek facility.
  Average utilization in the quarter was approximately 86%, compared to 89% during the first quarter of 2017.  Utilization was influenced by the Company’s acquisition of new equipment.
  Our equipment lease portfolio grew 9.2% to $1.466 billion, from $1.343 billion at December 31, 2017, net of asset sales and depreciation expense.  The book value of lease assets we own directly or through our joint ventures was $1.7 billion at March 31, 2018.
  The Company purchased $154.9 million of equipment in the first quarter of 2018, compared to $40.3 million in the first quarter of 2017.
  The Company maintained $286 million of undrawn revolver capacity at March 31, 2018.
  Tangible book value per diluted weighted average common share outstanding increased 0.8% to $41.96 at March 31, 2018, compared to $41.63 at December 31, 2017.
  A total of 297,367 shares of common stock were repurchased in the first three months of 2018 for $10.2 million.
  During the first quarter of 2018, the Company entered into agreements to purchase $217.1 million of engines and related equipment for our lease portfolio.

Balance Sheet
As of March 31, 2018, the Company had a total lease portfolio consisting of 243 engines and related equipment, 15 aircraft and 9 other leased parts and equipment with a net book value of $1.466 billion. As of December 31, 2017, the Company had a total lease portfolio consisting of 225 engines and related equipment, 16 aircraft and 7 other leased parts and equipment, with a net book value of $1.343 billion.

Willis Lease Finance Corporation
Willis Lease Finance Corporation leases large and regional spare commercial aircraft engines, auxiliary power units and aircraft to airlines, aircraft engine manufacturers and maintenance, repair and overhaul providers in 120 countries. These leasing activities are integrated with engine and aircraft trading, engine lease pools and asset management services supported by cutting edge technology through its subsidiary Willis Asset Management, as well as various end-of-life solutions for aircraft, engines and aviation materials provided through its subsidiary, Willis Aeronautical Services, Inc.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties.  Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them.  Our actual results may differ materially from the results discussed in forward-looking statements.  Factors that might cause such a difference include, but are not limited to: the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

Unaudited Consolidated Statements of Income
(In thousands, except per share data)
	Three Months Ended
	March 31,		%
	2018	2017	Change
REVENUE
Lease rent revenue	$39,644	$30,233	31.1%
Maintenance reserve revenue	15,440	31,961	(51.7)%
Spare parts and equipment sales	6,286	12,596	(50.1)%
Gain on sale of leased equipment	640	983	(34.9)%
Other revenue	1,882	2,173	(13.4)%
Total revenue	63,892	77,946	(18.0)%

EXPENSES
Depreciation and amortization expense	17,355	16,628	4.4%
Cost of spare parts and equipment sales (1)	4,783	10,318	(53.6)%
Write-down of equipment (1)	-	12,091	(100.0)%
General and administrative	15,611	13,201	18.3%
Technical expense	3,677	2,292	60.4%
Interest expense	13,595	10,865	25.1%
Total expenses	55,021	65,395	(15.9)%

Earnings from operations	8,871	12,551	(29.3)%
Earnings from joint ventures	747	1,854	(59.7)%
Income before income taxes	9,618	14,405	(33.2)%
Income tax expense	2,536	6,238	(59.3)%
Net income	7,082	8,167	(13.3)%
Preferred stock dividends	801	321	149.5%
Accretion of preferred stock issuance costs	20	7	185.7%
Net income attributable to common shareholders	$6,261	$7,839	(20.1)%

Basic weighted average earnings per common share	$1.03	$1.28
Diluted weighted average earnings per common share (2)	$1.00	$1.25

Basic weighted average common shares outstanding	6,104	6,114
Diluted weighted average common shares outstanding (2)	6,256	6,263

(1)	The amounts herein include reclassifications of scrap inventory write-offs and lower of cost or market write-downs that were previously presented within Write-down of equipment to the Costs of spare parts and equipment sales expense line item. The three months ended March 31, 2017 was impacted by a $0.9 million reclassification, reflected as an increase to Cost of spare parts and equipment sales and a decrease to Write-down of equipment.
(2)	Diluted earnings per common share and diluted weighted average common shares outstanding have been adjusted to properly exclude the effects of income tax benefits on unvested restricted stock in accordance with ASU 2016-09. The adjustment impacted diluted earnings per common share and diluted weighted average common shares outstanding for the first quarter of 2017 by $0.01 and approximately 23,000 shares, respectively.

Unaudited Consolidated Balance Sheets
(In thousands, except per share data)
	March 31, 2018	December 31, 2017
ASSETS
Cash and cash equivalents	$12,662	$7,052
Restricted cash	44,511	40,272
Equipment held for operating lease, less accumulated depreciation	1,466,144	1,342,571
Maintenance rights	14,763	14,763
Equipment held for sale	23,671	34,172
Operating lease related receivables, net of allowances	24,630	18,848
Spare parts inventory	24,070	16,379
Investments	51,250	50,641
Property, equipment & furnishings, less accumulated depreciation	25,927	26,074
Intangible assets, net	1,626	1,727
Other assets	35,251	50,932
Total assets	$1,724,505	$1,603,431

LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS' EQUITY
Liabilities:
Accounts payable and accrued expenses	$36,800	$22,072
Deferred income taxes	81,053	78,280
Debt obligations	1,179,657	1,085,405
Maintenance reserves	85,278	75,889
Security deposits	26,340	25,302
Unearned revenue	9,268	8,102
Total liabilities	1,418,396	1,295,050

Redeemable preferred stock ($0.01 par value)	49,491	49,471

Shareholders' equity:
Common stock ($0.01 par value)	61	64
Paid-in capital in excess of par	-	2,319
Retained earnings	255,020	256,301
Accumulated other comprehensive income, net of tax	1,537	226
Total shareholders' equity	256,618	258,910
Total liabilities, redeemable preferred stock and shareholders' equity	$1,724,505	$1,603,431

CONTACT:

Scott B. Flaherty
Chief Financial Officer
(415) 408-4700